Exhibit 2.1

AMENDMENT NO. 1

TO THE

INVESTMENT AGREEMENT

This AMENDMENT NO. 1, dated as of November 8, 2017 (this “Amendment”), to the Investment Agreement, dated as of June 28, 2017 (the “Agreement”), is entered into by and among JH Capital Group Holdings, LLC, a Delaware limited liability company (the “Company”), Jacobsen Credit Holdings, LLC, a Delaware limited liability company and an entity controlled by Douglas Jacobsen (“Jacobsen Holdings”), NJK Holding LLC, a Delaware limited liability company and an entity controlled by Norman Kravetz (“NJK Holding”), Kravetz Capital Funding LLC, a California limited liability company and an entity controlled by Norman Kravetz (together with Jacobsen Holdings and NJK Holding, the “Founding Members”), and Easterly Acquisition Corp., a Delaware corporation (“Investor”).

W I T N E S S E T H:

WHEREAS, the parties desire to amend certain provisions of the Agreement pursuant to Section 8.1 thereof and provide consents pursuant to Sections 5.1 and 5.2 thereof, as more particularly set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company, the Founding Members and Investor agree as follows:

Article I

AMENDMENTS

Section 1.1            Defined Terms; References. Unless otherwise specifically defined in this Amendment, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Agreement, and each reference to a specific Section or Article shall refer to the particular Section or Article in the Agreement. From and after the date of this Amendment, all references to the Agreement shall be deemed to mean the Agreement, as amended by this Amendment.

Section 1.2            Amendment and Restatement of Section 7.1(b)(ii). Section 7.1(b)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

“(ii) if the Transactions shall not have been consummated by the earlier of (A) March 31, 2018 or (B) the date, if any, on which, pursuant to the Investor Charter and the Trust Agreement (each, as amended, modified or restated from time to time), Investor is required to liquidate the Trust Account (such earlier date, the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to Investor or the Company if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (I) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Transactions set forth in Article VI prior to the Outside Date or (II) the failure of the Closing to occur by the Outside Date; provided, further that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to the Investor or the Company on the basis that the Reorganization has not occurred as of the Outside Date if such failure is in respect of any of the Minority Interests remaining outstanding and such outstanding Minority Interests result in a reduction to the number of Class B Units issuable to the Class B Members under Section 1.1(a)(ii);”

Article II

WAIVERS

Section 2.1            Section 5.1 Waivers. Pursuant to Section 5.1 of the Agreement, the Company consents to the following actions of Investor, and the Company and Investor agree as follows:

(a)               Investor shall prepare and file, in accordance with the timing requirements set forth in the last sentence of this Section 2.1(a), with the SEC a preliminary proxy statement (the “Second Extension Proxy Statement”) to be sent to the stockholders of Investor relating to a special meeting of the stockholders of Investor (the “Second Extension Amendment Meeting”) for the purposes of (i) providing Investor’s stockholders with the opportunity to redeem their shares of Investor Pre-Closing Common Stock in connection with the Second Extension Amendment, (ii) soliciting proxies from Investor’s stockholders to obtain the approval of amendments to the Trust Agreement and the Investor Charter as may be necessary to extend the period within which Investor must consummate a Business Combination from December 15, 2017 until a date that is determined by Investor in consultation with the Company (such amendments, the “Second Trust Agreement Amendment” and the “Second Extension Amendment,” respectively, and such approvals, the “Second Extension Amendments Approvals”) and the other matters to be voted on at a special meeting of the holders of the Investor Pre-Closing Common Stock to be called and held for such purpose. The Investor shall file the Second Extension Proxy Statement no later than November 9, 2017.

(b)               Investor shall file the definitive Second Extension Proxy Statement with the SEC and cause the Second Extension Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Investor Board, within three (3) Business Days of (A) in the event the preliminary Second Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or (B) in the event the preliminary Second Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC. Investor shall use its reasonable best efforts to have the Second Extension Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as practicable. Investor will cause the Second Extension Proxy Statement to comply as to form in all material respects with the Exchange Act. If at any time prior to the Closing any information relating to Investor or its Affiliates, directors or officers, should be discovered by Investor that should be set forth in an amendment or supplement to the Second Extension Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, Investor shall promptly notify the Company and the Founding Members and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Investor. Investor shall notify the Company promptly of, in the event the preliminary Second Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, in the event the preliminary Second Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, the issuance of any stop order, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Second Extension Proxy Statement or for additional information and shall supply the Company with copies of all written correspondence between it or any of its or its Affiliates’ Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Second Extension Proxy Statement or the Second Extension Amendment.

(c)               Investor shall, as soon as practicable following effectiveness of the Second Extension Proxy Statement (but in any event no later than December 15, 2017), duly call, give notice of, convene and hold the Second Extension Amendment Meeting for the purpose of seeking and obtaining the Second Extension Amendments Approvals. Investor shall, through the Investor Board, recommend that its stockholders approve the Second Extension Amendments Approvals, include such recommendation in the Second Extension Proxy Statement, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of obtaining the Second Extension Amendments Approvals and (ii) take all other action necessary or advisable to secure the Second Extension Amendments Approvals. Neither the Investor Board nor any committee thereof shall make an Adverse Recommendation Change as it relates to Investor Board’s recommendation that stockholders of Investor approve the Second Extension Amendments Approvals. Investor shall adjourn or postpone the Second Extension Amendment Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Investor Pre-Closing Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Investor has not received proxies representing a sufficient number of shares necessary to obtain the Second Extension Amendments Approvals. Unless the Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and Investor shall submit the Second Extension Amendments Approvals for stockholder approval at the Second Extension Amendment Meeting.

(d)               Upon receipt of the Second Extension Amendments Approvals, Investor shall amend its amended and restated certificate of incorporation to reflect the Second Extension Amendment and its Trust Agreement to reflect the Second Trust Agreement Amendment.

Section 2.2            Section 5.2 Waivers. Pursuant to Section 5.2 of the Agreement, Investor consents to the Company entering into the Contracts set forth in Exhibit A hereto.

Article III
MISCELLANEOUS

Section 3.1            Effect on Agreement; No Other Waivers. Except as amended by this Amendment, the Agreement shall remain unmodified and in full force and effect. The consents and waivers contained in Article II of this Amendment are limited to the matters specifically set forth therein and shall not be deemed to constitute a consent, waiver, confirmation or amendment with respect to any other matter.

Section 3.2            Entire Agreement. The Agreement (including the Exhibits thereto and the documents and the instruments referred to therein and any agreements entered into contemporaneously therewith), this Amendment, the Sponsor Letter and the Confidentiality Agreement: (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except as provided in Section 5.11 of the Agreement are not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 3.3            Governing Law. This Amendment shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 3.4            Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Amendment, all as of the date first written above.

JH CAPITAL GROUP HOLDINGS, LLC

By:	/s/ Douglas Jacobsen
	Name:	Douglas Jacobsen
	Title:	Manager

EASTERLY ACQUISITION CORP.

By:	/s/ Avshalom Kalichstein
	Name:	Avshalom Kalichstein
	Title:	Chief Executive Officer

FOUNDING MEMBERS:

JACOBSEN CREDIT HOLDINGS, LLC

By:	/s/ Douglas Jacobsen
	Name:	Douglas Jacobsen
	Title:	Manager

NJK HOLDING LLC

By:	Norman Kravetz
	Name:	Norman Kravetz
	Title:	Manager

KRAVETZ CAPITAL FUNDING LLC

By:	Norman Kravetz
	Name:	Norman Kravetz
	Title:	Manager

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